                                                                       EXHIBIT 1

For immediate release

Janet Parrish                                                 Jeffrey Goldberger
The Todd-AO Corporation                                       Stern & Co.
(323) 962-5304                                                (212) 888-0044

                  TODD-AO AND LIBERTY MEDIA ANNOUNCE CHANGES IN
                           TRANSACTION WITH SOUNDELUX

     LOS ANGELES, CA, JUNE 9, 2000 - Liberty Media Group (NYSE:LMG.A, LMG.B) and The Todd-AO Corporation (NMS:TODDA) announced today that they are in discussions with privately-held SounDelux Entertainment Group, regarding a transaction that would supersede Liberty Media's previously announced acquisition of a controlling interest in SounDelux. Under the proposal, which is subject to corporate approvals, definitive documentation and other conditions, Liberty Media would acquire 100% of the post production, sound and related businesses of SounDelux for approximately $90 million in cash. SounDelux would retain its location based entertainment and theatre design businesses.

     Stockholders of Todd-AO meet today to consider a number of proposals, including Liberty Media's pending acquisition of a controlling interest in Todd-AO, and the subsequent acquisition by Todd-AO, in separate transactions, of the assets of Four Media Company and SounDelux. That previously announced transaction between Todd-AO and SounDelux has been deferred indefinitely, pending the outcome of negotiations between Liberty Media and SounDelux. Spokesmen for Liberty Media and Todd-AO confirmed that, if Liberty Media does acquire assets of SounDelux pursuant to the revised transaction, such assets would probably be combined with Todd-AO, on terms to be agreed. However, there can be no assurances that any such transaction will be consummated.

     The ongoing discussions among Liberty Media, Todd-AO and SounDelux are not expected to have any effect on the proposed transactions between Liberty Media and Todd-AO, and between Todd-AO and Four Media, respectively. Such transactions are still expected to close shortly after today's stockholder vote, assuming receipt of all necessary stockholder approvals.

ABOUT LIBERTY MEDIA GROUP

     Liberty Media holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia.

ABOUT TODD-AO CORPORATION

     The Todd-AO Corporation has been a pioneer in motion picture and television post production since 1952. The company maintains production offices in Los Angeles, New York, Atlanta, London and Barcelona. Todd-AO offers the industry's most up-to-date, comprehensive, strategically located post production facilities.

Subject to stockholder approval, on June 9, 2000, Todd-AO will change its corporate name to Liberty Livewire Corporation. Effective June 12, 2000, the company's class A common stock will begin trading on the Nasdaq National Market under the symbol LWIRA.




This press release contains forward-looking statements which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                                      # # #